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Exhibit 10.1   Letter Agreement dated September 1, 1999
               between the Company and Steven F. Kaplan



                                         STEVEN F. KAPLAN
                                        92 High Rock Street
                                         Needham, MA 02492




                                                              September 1, 1999



Mr. Alan Trefler
President
Pegasystems, Inc.
101 Cambridge Street
Cambridge, MA 02142

Dear Alan:

This letter agreement (the "Agreement") effective as of August 1, 1999 will confirm and summarize the terms and conditions of the indemnification of Steven F. Kaplan of Needham, Massachusetts (the "Director") by Pegasystems, Inc. a Massachusetts corporation (the "Company") that we have agreed upon with respect to my role as a member of the Board of Directors. Specifically, we have agreed as follows:

The Company hereby agrees to indemnify, hold harmless, defend and reimburse Director to the full extent lawful from and against, and the Director shall have no liability to the Company or any of its owners, creditors, security holders or any other party, for any and all losses, claims, damages, liabilities and expenses incurred by the Director, including without limitation any legal fees and expenses as incurred, relating to or arising out of his role as a Board member (or any other services rendered to the Company) or out of any action or inaction by the Company or any person or entity acting by, through or under it, including any legal proceeding in which the Director may be required to or agree to participate in but in which the Director is not a party. Director shall be entitled to retain legal counsel of his own choosing. This indemnification provision shall survive termination indefinitely.

Sincerely yours,

/s/ Steven F. Kaplan

Steven F. Kaplan

AGREED TO AND ACCEPTED BY:

PEGASYSTEMS, INC.

By: /s/ Alan Trefler
   ------------------------
   Alan Trefler
   President